SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]
Check the appropriate box:
[ ]      Preliminary Proxy Statement
[ ]      Confidential, for Use of the Commission Only
         (as permitted by Rule 14a-6(e)(2))
[X]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to '240.14a-11(c) or '240.14a-12

                           Hudson River Bancorp, Inc.
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]      No fee required.
[ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)and 0-11.

         1)    Title of each class of securities to which  transaction  applies:
               N/A

         2)    Aggregate number of securities to which transaction applies: N/A

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A

         4)    Proposed maximum aggregate value of transaction: N/A

         5)    Total fee paid: N/A

[ ]      Fee paid previously with preliminary materials.

[ ]      Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)    Amount Previously Paid:  N/A
         2)    Form, Schedule or Registration Statement No.: N/A
         3)    Filing Party:  N/A
         4)    Date Filed:  N/A

                     [HUDSON RIVER BANCORP, INC. LETTERHEAD]





                                                   July 12, 1999







Dear Fellow Shareholder:

         On behalf of the Board of Directors and management of Hudson River Bancorp, Inc. (the "Company"), we cordially invite you to attend the First Annual Meeting of Shareholders of the Company. The meeting will be held at 3:00 p.m., Eastern Standard time, on August 19, 1999 at the St. Charles Hotel and Restaurant located at 16 Park Place, Hudson, New York.

         In addition to the election of three directors of the Company, your Board of Directors is submitting for approval the ratification of the appointment of KPMG LLP as auditors of the Company. The Board of Directors unanimously recommends that you vote for each of the proposals.

         We encourage you to attend the meeting in person. Whether or not you plan to attend, please read the enclosed Proxy Statement and then complete, sign and date the enclosed proxy card and return it in the accompanying postage prepaid return envelope as promptly as possible. This will save the Company additional expense in soliciting proxies and will ensure that your shares are represented at the meeting.

                                                     Sincerely,




                                                     Carl A. Florio
                                                     President and
                                                     Chief Executive Officer

                           HUDSON RIVER BANCORP, INC.
                             One Hudson City Centre
                             Hudson, New York, 12534
                                 (518) 828-4600

                             ---------------------

                 NOTICE OF FIRST ANNUAL MEETING OF SHAREHOLDERS
                          To be held on August 19, 1999

         Notice is hereby given that the First Annual Meeting of Shareholders (the "Meeting") of Hudson River Bancorp, Inc. (the "Company") will be held at the St. Charles Hotel and Restaurant located at 16 Park Place, Hudson, New York on August 19, 1999 at 3:00 p.m., Eastern Standard time.

         A Proxy Card and Proxy Statement for the Meeting are enclosed.

         The Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. The ratification of the appointment of KPMG LLP as auditors of the Company for the fiscal year ending March 31, 2000;

and such other business as may properly come before the Meeting or any adjournment thereof. The Board of Directors is not aware of any such other business.

         Any action may be taken on the foregoing proposals at the Meeting on the date specified above, or on any date or dates to which the Meeting may be adjourned. Shareholders of record at the close of business on June 22, 1999 are the shareholders entitled to vote at the Meeting and any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at One Hudson City Centre, Hudson, New York, for a period of ten days prior to the Meeting and will also be available at the Meeting.

         You are requested to complete and sign the enclosed proxy card which is solicited on behalf of the Board of Directors, and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.

                                              BY ORDER OF THE BOARD OF DIRECTORS


                                              Earl Schram, Jr.
                                              Chairman of the Board

Hudson, New York
July 12, 1999

--------------------------------------------------------------------------------
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES TO ENSURE A QUORUM AT THE MEETING. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.
--------------------------------------------------------------------------------

                                 PROXY STATEMENT

                           HUDSON RIVER BANCORP, INC.

                             One Hudson City Centre
                             Hudson, New York, 12534


       FIRST ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON AUGUST 19, 1999

                                  INTRODUCTION

         This Proxy Statement is being furnished to you in connection with the solicitation on behalf of the Board of Directors of Hudson River Bancorp, Inc. (the "Company") of the proxies to be voted at the First Annual Meeting of Shareholders (the "Meeting") of the Company to be held at the St. Charles Hotel & Restaurant located at 16 Park Place, Hudson, New York, 12534, on August 19, 1999 at 3:00 p.m., Eastern Standard time, and at any adjournments thereof. The accompanying Notice of First Annual Meeting and this Proxy Statement are first being mailed to shareholders on or about July 12, 1999. Certain information provided herein relates to Hudson River Bank & Trust Company (the "Bank"), a wholly owned subsidiary and predecessor of the Company.

         At the Meeting, the shareholders of the Company are being asked to consider and vote upon proposals to elect three directors of the Company and to ratify the appointment of KPMG LLP as auditors of the Company for the fiscal year ending March 31, 2000.

Voting Rights and Proxy Information

         All shares of the Company's Common Stock, par value $.01 per share (the "Common Stock"), represented at the Meeting by properly executed proxies received prior to or at the Meeting, and not revoked, will be voted at the Meeting in accordance with the instructions thereon. If no instructions are indicated, properly executed proxies will be voted for the proposals set forth in this Proxy Statement. The Company does not know of any matters, other than those described in the Notice of First Annual Meeting of Shareholders, that are to come before the Meeting. If any other matters are properly presented at the Meeting for action, the persons named in the enclosed proxy card and acting thereunder will have the discretion to vote on such matters in accordance with their best judgment.

         A proxy given pursuant to the solicitation may be revoked at any time before it is voted. Proxies may be revoked by: (i) filing with the Corporate Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy, (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of the Company at or before the Meeting, or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy). Any written notice revoking a proxy should be delivered to Holly Rappleyea, Corporate Secretary, Hudson River Bancorp, Inc., One Hudson City Centre, Hudson, New York, 12534.

Vote Required for Approval of Proposals

         The presence, in person or by proxy, of at least one-third of the total number of shares of Common Stock entitled to vote is required to constitute a quorum at the Meeting. Directors shall be elected by a plurality of the votes cast. Approval of the proposal to ratify the appointment of KPMG LLP requires the affirmative vote of the holders of a majority of the votes cast.

         Abstentions and broker non-votes are counted for purposes of determining a quorum at the Meeting; however, abstaining shares will have the same effect as a vote against the approval of the proposal to ratify the appointment of auditors while non-voted shares will have no effect on such proposal. Abstentions and non-voted shares will have no effect on the election of directors.

Voting Securities and Certain Holders Thereof

         Shareholders of record as of the close of business on June 22, 1999 (the "Record Date") will be entitled to one vote for each share of Common Stock then held. As of that date, the Company had 17,055,250 shares of Common Stock issued and outstanding.

         The following table sets forth information, as of the Record Date, regarding share ownership of (i) those persons or entities known by management to beneficially own more than five percent of the Common Stock ("Five Percent Beneficial Owners"), (ii) each officer of the Company and the Bank who made in excess of $100,000 (salary and bonus) (the "Named Officers") during the 1999 fiscal year ("fiscal 1999"); and (iii) all directors and executive officers of the Company and the Bank as a group.

                                                                               Shares Beneficially Owned      Percent
                              Beneficial Owner                                      at June 22, 1999          of Class
----------------------------------------------------------------------         -------------------------      --------

Five Percent Beneficial Owners
------------------------------
Hudson River Bank & Trust Company Employee Stock Ownership Plan(1)                       1,428,300            8.37%
One Hudson City Centre
Hudson, New York 12534

Named Officers(2)
-----------------
Carl A. Florio, Director, President and Chief Executive Officer                             67,867             *
Sidney D. Richter, Senior Vice President                                                    39,680             *
Timothy E. Blow, Chief Financial Officer                                                     4,390             *

All Directors and Executive Officers as a Group (12 persons) (2)                           374,798            2.20

---------------
*        Less than 1%.

(1) The amount reported represents shares held by the Hudson River Bank & Trust Company Employee Stock Ownership Plan (the "ESOP"), 95,843 of which were allocated to accounts of participants. First Bankers Trust Co., N.A., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares held by the ESOP which have not been allocated to the accounts of participants. Unallocated shares will be voted by the trustee in the same proportion as allocated shares.

(2) Amounts include shares held directly, as well as shares allocated to the ESOP accounts of the Named Officers or group members, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members, with respect to which shares the Named Officers or group members may be deemed to have sole voting and/or investment power. The amounts shown do not include shares subject to options granted under the 1998 Stock Option and Incentive Plan (the "Stock Option Plan") because none of those options are currently exercisable or exercisable within 60 days of June 22, 1999.


                            I. ELECTION OF DIRECTORS

General

         The Company's Board of Directors currently consists of nine members. The Board is divided into three classes, each of which contains one-third of the Board. One-third of the directors are elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors are elected and qualified.

         The table below sets forth certain information, as of the Record Date, regarding the composition of the Company's Board of Directors, including their terms of office. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to any nominee) will be voted at the Meeting FOR the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve, if elected. There are no arrangements or understandings between the nominees and any other person pursuant to which the nominees were selected.

                                                                                            Shares of
                                                                                           Common Stock     Percent
                                  Position(s) Held                Director     Term        Beneficially        of
            Name                    With the Bank        Age(1)    Since      Expires        Owned(2)        Class
------------------------------    ----------------      --------  --------  -----------   ---------------  ---------
                                                       NOMINEES

Earl Schram, Jr.             Chairman of the Board        76                   2002            115,000          *

Carl A. Florio               Director, President and      50                   2002             67,867          *
                             Chief Executive Officer

William E. Collins           Director                     73                   2002             18,500          *

                                                  DIRECTORS CONTINUING
                                                       IN OFFICE

Marilyn A. Herrington        Director                     55                   2000             45,800          *

John E. Kelly                Director                     73                   2000                ---        ---

Stanley Bardwell, M.D.       Director                     74                   2000             25,074          *

Marcia M. Race               Director                     54                   2001              1,500          *

William H. Jones             Director                     56                   2001             22,428(3)       *

Joseph W. Phelan             Director                     56                   2001             26,000          *

-------------------
*        Less than 1%.

(1)      At March 31, 1999.

(2) Amounts include shares held directly, as well as shares allocated to such individual's account under the ESOP, shares held jointly with family members, shares held in retirement accounts or shares held in a fiduciary capacity or by certain family members, with respect to which shares the individual may be deemed to have sole voting and/or investment power. The amounts shown do not include shares subject to options granted under the Stock Option Plan because none of those options are currently exercisable or exercisable within 60 days of June 22, 1999.

(3) Includes 660 shares owned by Mr. Jones' children and 2,335 shares owned by Mr. Jones' spouse's IRA. Mr. Jones disclaims beneficial ownership with respect to those shares.

         The business experience of each director is set forth below. All directors have held their present positions for at least the past five years, except as otherwise indicated.

         Earl Schram, Jr. Mr. Schram is currently Chairman of the Board of Directors of the Company and the Bank, a position he has held since 1998. Mr. Schram is an attorney and President of the law firm of Connor, Curran & Schram, P.C. in Hudson, New York. He is also Vice President and Director of Taconic Farms, Inc. Mr. Schram serves on the Executive Committee and Trust Committee of the Company. Mr. Schram also serves as a Director of Hudson River Bank & Trust Company Foundation.

         Carl A. Florio. Mr. Florio has served as President and Chief Executive Officer of the Company since its incorporation and of the Bank since 1996. From 1993 until his appointment as President and Chief Executive Officer, Mr. Florio served as Chief Financial Officer of the Bank. Prior to his becoming the Bank's Chief Financial Officer, Mr. Florio was a partner in the accounting firm of Pattison, Koskey, Rath & Florio. Mr. Florio serves on the Executive Committee, Trust Committee and as a director of Hudson City Associates, Inc.

         William E. Collins. Mr. Collins served as President and Chief Executive Officer of the Bank from 1983 until his retirement in 1990. Prior to becoming President and Chief Executive Officer, Mr. Collins served as Executive Vice President of the Bank from March 1982 to December 1982. From 1991 to 1996, Mr. Collins served as a director of Hudson City

Associates, Inc., a wholly owned subsidiary of the Bank and general partner of Premium Payment Plan. Mr. Collins serves on the Executive Committee and the Audit Committee.

         Marilyn A. Herrington. Ms. Herrington is the Vice President and Secretary of Herrington-Yaffe Auto Center, an auto repair facility, Secretary of Richmond Telephone Company, a provider of long distance telephone service, and involved in real estate investments. Ms. Herrington serves on the Executive Committee, Compensation Committee and Audit Committee. Ms. Herrington also serves as a director of Hudson River Bank & Trust Company Foundation.

         John E. Kelly. Since 1992, Mr. Kelly has owned and operated Berkshire Telephone Corp., Kinderhook, New York. Mr. Kelly is Chairman of the Board of Berkshire Telephone Corp. He has been with Berkshire Telephone Company since 1946 in various capacities. Berkshire Telephone Corp. provides long distance, internet, cellular, paging and TV cable services. Mr. Kelly serves on the Executive Committee and Compensation Committee.

         Stanley Bardwell, M.D. Dr. Bardwell is a retired physician in Craryville, New York. From 1958 until 1988, Dr. Bardwell specialized in internal medicine and cardiology. He has served as Chief of Medicine in Columbia Memorial Hospital and Greene County Hospital, served on the Board of Health and was President of the Potts Memorial Foundation as well as other various charitable groups. Dr. Bardwell serves on the Executive Committee and Audit Committee. Dr. Bardwell also serves as a director of Hudson River Bank & Trust Company Foundation.

         Marcia M. Race. Ms. Race was employed by the Bank from 1962 until her retirement in 1997. Ms. Race served as Assistant Secretary of the Bank from 1972 to 1978, Corporate Secretary from 1978 to 1989 and Assistant to the President from 1989 to 1997. She is also Trustee of the Nativity/St. Mary's Parish Community Church. Ms. Race serves on the Executive Committee.

         William H. (Tony) Jones. Since 1986, Mr. Jones has owned and served as President and Publisher of Roe Jan Independent Publishing Co., Inc., Hillsdale, New York, a publisher of community newspapers and similar publications. Mr. Jones serves on the Executive Committee and Audit Committee and as a director of Hudson City Associates, Inc. Mr. Jones also serves as a director of Hudson River Bank & Trust Company Foundation.

         Joseph W. Phelan. Since 1983, Mr. Phelan has served as President of Taconic Farms, Inc., Germantown, New York, a provider of laboratory animals for research. He is also Treasurer of the Reformed Church in Germantown, New York. Mr. Phelan serves on the Executive Committee, Trust Committee and Compensation Committee.

Meetings and Compensation of the Board of Directors and Committees

         Hudson River Bancorp, Inc. Meetings of the Company's Board of Directors are generally held on a quarterly basis. The Board of Directors met six times during the fiscal year ended March 31, 1999. During fiscal 1999, no incumbent director of the Company attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served. Directors of the Company are not paid a fee for serving on the Company Board.

         The Board of Directors of the Company has established the Company's Executive, Audit and Compensation Committees.

         The Company's Executive Committee exercises the powers of the full Board of Directors between board meetings, except that this Committee does not have the authority to amend the charter or bylaws, adopt a plan of merger, consolidation, dissolution, or provide for the disposition of all or substantially all of the property and assets of the Company. The Executive Committee is composed of the full Board of Directors. The Executive Committee met six times during the year ended March 31, 1999.

         The Audit Committee is responsible for selecting the Company's independent accountants and meeting with the independent accountants and internal auditors to outline the scope and review the results of the annual audit. The current members of this Committee are Directors Bardwell, Collins, Jones and Herrington. This Committee met two times during the year ended March 31, 1999.

         The Compensation Committee recommends employee compensation, benefits and personnel policies to the Board of Directors, as well as salaries and cash bonus plan distributions concerning executive officers of the Company and the Bank. The current members of this Committee are Directors Phelan, Herrington and Kelly. This Committee met two times during the year ended March 31, 1999.

         The  full  Board  of  Directors  of the  Company  acts as a  Nominating
Committee for the annual selection of its nominees for election as directors. Pursuant to the Company's Bylaws, nominations for directors by shareholders must be made in writing and delivered to the Corporate Secretary of the Company at least 90 days prior to the meeting and such written nomination must contain certain information as provided in the Company's Bylaws. While the Board of Directors will consider nominees recommended by shareholders, it has not actively solicited nominations. This Committee met one time during the year ended March 31, 1999.

         Hudson River Bank & Trust Company. The Bank's Board of Directors meets monthly and may have additional special meetings. The Board of Directors met 13 times during the year ended March 31, 1999. During fiscal 1999, no incumbent director of the Bank attended fewer than 75% of the aggregate of the total number of Board meetings and the total number of meetings held by the committees of the Board of Directors on which he or she served.

         Non-employee directors of the Bank are paid a fee of $1,500.00 per meeting for serving on the Board of Directors. During fiscal 1999, members of the Executive Committee each received $750.00 per committee meeting attended, members of the Audit Committee received $600.00 per committee meeting attended, and members of the Compensation Committee each received $300.00 per committee meeting attended.

Executive Compensation

         The following table sets forth information concerning the compensation paid or granted to the Named Officers in fiscal 1999, 1998 and 1997 whose salary and bonus exceeded $100,000. No other executive officers had compensation (salary and bonus) in excess of $100,000 in fiscal 1999.

=====================================================================================================================
                                             SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
                                                                           Long Term Compensation
                         Annual Compensation                                          Awards
---------------------------------------------------------------------------------------------------------------------
                                                                        Restricted Stock                 All Other
                                                                            Award(s)       Options     Compensation
   Name and Principal Position      Year    Salary($)(1)   Bonus($)          ($)(2)          (#)            ($)
---------------------------------------------------------------------------------------------------------------------
Carl A. Florio, President and Chief 1999    $236,763          ---        2,053,187(3)   312,441         $30,851(4)
Executive Officer                   1998     208,750       10,000              N/A          N/A           6,319
                                    1997     150,000       13,125              N/A          N/A           4,700

Sidney D. Richter                   1999     120,900          300          985,527(3)   149,972          22,351(4)
Senior Vice President               1998     120,000          700              N/A          N/A           4,763
                                    1997     103,000       13,375              N/A          N/A           4,300

Timothy E. Blow                     1999      95,713        5,300          985,527(3)   149,972          20,212(4)
Chief Financial Officer             1998      90,000          ---              N/A          N/A             270
                                    1997         N/A          N/A              N/A          N/A             N/A

=====================================================================================================================

---------------

(1) Includes Mr. Florio's service as Chief Financial Officer of the Bank from April 1996 to June 1996 and as Chief Executive Officer from June 1996 to March 1997.

(2) Based upon the $10.938 closing price per share of the Common Stock on March 31, 1999, the 178,538 restricted shares held by Mr. Florio had an aggregate market value of $1,952,849, the 85,698 restricted shares held by Mr. Richter had an aggregate market value of $937,365 and the 85,698 shares held by Mr. Blow had an aggregate market value of $937,365.

(3) Represents the dollar value of the award of restricted stock based upon the $11.50 closing price on January 5, 1999, the date of grant. The shares of restricted stock shall vest in ten equal installments beginning one year from the date of grant, provided that the grantee maintains "Continuous Service" (as defined in the 1998 Recognition and Retention Plan) with the Company. Dividends are paid on the restricted shares to the extent and on the same date as dividends that are paid on all other outstanding shares of Common Stock.

(4) Includes life insurance premiums of $270, $270 and $270, ESOP allocations of $26,100, $19,737 and $16,342 and 401(k) plan contributions of $4,481, $2,344 and $3,600 on behalf of Messrs. Florio, Richter and Blow, respectively.

         The following table sets forth certain information concerning stock options granted to Mr. Florio, Mr. Richter and Mr. Blow in fiscal 1999 pursuant to the Stock Option Plan. There were no stock appreciation rights granted in fiscal 1999.

=========================================================================================================================
                                            OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------------------------
                                                                                                Potential Realizable
                                                                                                  Value at Assumed
                                                                                               Annual Rates of Stock
                                                                                                 Price Appreciation
                                    Individual Grants                                             for Option Term
-------------------------------------------------------------------------------------------------------------------------
                                  Number of      % of Total
                                 Securities        Options
                                 Underlying      Granted to      Exercise
                                   Options        Employees       or Base
                                   Granted        in Fiscal        Price      Expiration
            Name                   (#)(1)           Year          ($/Sh)         Date          5%($)         10%($)
-------------------------------------------------------------------------------------------------------------------------
 Carl A. Florio                   312,441         35.7%          $11.50      01/05/09       $2,259,663       $5,726,431

 Sidney D. Richter                149,972         17.1%          $11.50      01/05/09        1,084,641        2,748,693

 Timothy E. Blow                  149,972         17.1%          $11.50      01/05/09        1,084,641        2,748,693
=========================================================================================================================

----------

(1) Options granted on January 5, 1999, which options vest in five equal annual installments beginning on January 5, 2000.

         The following table sets forth certain information concerning the number and value of unexercised stock options held by Messrs. Florio, Richter and Blow at March 31, 1999.

========================================================================================================================
                         AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
------------------------------------------------------------------------------------------------------------------------
                                                                 Number of Securities            Value of Unexercised
                                  Shares                       Underlying Unexercised           In-the-Money Options
                                 Acquired       Value          Options at FY-End (#)              at FY-End ($)(1)
                                    on         Realized     ------------------------------------------------------------
            Name                Exercise(#)      ($)        Exercisable    Unexercisable    Exercisable    Unexercisable
------------------------------------------------------------------------------------------------------------------------
Carl A. Florio                     ---           ---           ---          312,441             ---             ---
Sidney D. Richter                  ---           ---           ---          149,972             ---             ---
Timothy E. Blow                    ---           ---           ---          149,972             ---             ---
========================================================================================================================

------------
(1) None of the options granted to Messrs. Florio, Richter and Blow are in-the-money options based upon the fair market value of the underlying shares at March 31, 1999.

Employment Agreements

         The Bank and the Company entered into employment agreements with Mr. Florio and three other officers of the Bank (individually, the "Executive") and the Company entered into employment agreements with Carl Florio, Sidney Richter, Timothy Blow and one other executive officer of the Bank (collectively, the "Employment Agreements"). The Employment Agreements ensure that the Bank and the Company are able to maintain a stable and competent management base. The continued success of the Bank and the Company depends to a significant degree upon the skills and competence of the above referenced officers.

         The Employment Agreements provide for either three-year or two-year terms for each Executive. The terms of the Employment Agreements shall be extended on a daily basis unless written notice of non-renewal is given by the Board of Directors. The Employment Agreements provide that the Executive's base salary is reviewed annually. The base salary which is effective for such Employment Agreement for Mr. Florio is $235,000. In addition to the base salary, the Employment Agreements provide for, among other things, participation in stock benefit plans and other fringe benefits applicable to executive personnel. The agreements provide for termination by the Bank or the Company for cause, as defined in the Employment Agreements, at any time. In the event the Bank or the Company chooses to terminate the Executive's employment for reasons other than for cause, or in the event of the Executive's resignation from the Bank and the Company upon; (i) failure to re-elect the Executive to his current offices; (ii) a material change in the Executive's functions, duties or responsibilities;
(iii) a reduction in the benefits and perquisites being provided to the Executive under the Employment Agreement; (iv) liquidation or dissolution of the Bank or the Company; or (v) a breach of the agreement by the Bank or the Company, the Executive or, in the event of death, his beneficiary would be entitled to receive an amount equal to the remaining base salary payments due to the Executive for the remaining term of the Employment Agreement and the contributions that would have been made on the Executive's behalf to any employee benefit plans of the Bank and the Company during the remaining term of the agreement. The Bank and the Company would also continue and pay for the Executive's life, health, dental and disability coverage for the remaining term of the Agreement. Upon any termination of the Executive, other than following a change in control, the Executive is subject to a one year non-competition agreement.

         Under the Employment Agreements, if voluntary or involuntary termination follows a change in control of the Bank or the Company, the Executive or, in the event of the Executive's death, his beneficiary, would be entitled to the payment of base salary, plan contributions and other forms of compensation to which the executive would be entitled for the remaining term of the Employment Agreement plus a severance payment equal to the greater of: (i) the payments due for the remaining terms of the agreement; or (ii) three times the average of the five preceding taxable years' annual compensation. The Bank and the Company would also continue the Executive's life, health, and disability coverage for thirty-six months. Under the Employment Agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. Notwithstanding that both the Bank and Company Employment Agreements provide for a severance payment in the event of a change in control, the Executive would only be entitled to receive a severance payment under one agreement.

         Payments to the Executive under the Bank's Employment Agreement are guaranteed by the Company in the event that payments or benefits are not paid by the Bank. Payment under the Company's Employment Agreement would be made by the Company. The Company's Employment Agreement also provides that the Company compensates the Executive for excise taxes imposed on any "excess parachute payments," as defined under section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), made thereunder, and any additional income and excise taxes imposed as a result of such compensation. All reasonable costs and legal fees paid or incurred by the Executive pursuant to any dispute or question of interpretation relating to the Employment Agreements shall be paid by the Bank or Company, respectively, if the Executive is successful on the merits pursuant to a legal judgment, arbitration or settlement. The Employment Agreements also provide that the Bank and Company shall indemnify the Executive to the fullest extent allowable under New York and Delaware law, respectively. In the event of a change in control of the Bank or the Company, the total amount of payments due under the Agreements, based solely on cash compensation over the past five fiscal years paid to the officers who received Employment Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $2.5 million.

Change in Control Agreements

         The Bank entered into two-year Change in Control Agreements (the "CIC Agreements") with seven officers of the Bank, none of whom are covered by employment contracts. Commencing on the first anniversary date and continuing on each anniversary thereafter, the Bank CIC Agreements may be renewed by the Board of Directors of the Bank for an additional year. The Bank's CIC Agreements provide that in the event voluntary or involuntary termination follows a change in control of the Company or the Bank, the officer would be entitled to receive a severance payment equal to two times the officer's average base amount of cash compensation for the five most recent taxable years. The Bank would also continue to pay for the officer's life, health and disability coverage for twenty-four months following termination. Under the CIC Agreements, a voluntary termination following a change in control means the executive's voluntary resignation following any demotion, loss of title, office authority or responsibility, a reduction in compensation or benefits or relocation. In the event of a change in control of the Company or the Bank, the total payments that would be due under the CIC Agreements, based solely on the five year average base amount of cash compensation paid to the officers covered by the CIC Agreements and excluding any benefits under any employee benefit plan which may be payable, would be approximately $750,000.

Employee Severance Compensation Plan

         The Bank's Board of Directors established the Hudson River Bank & Trust Company Employee Severance Compensation Plan ("Severance Plan") which provides designated employees with severance pay benefits in the event of a change in control of the Bank or the Company. Management personnel with Employment Agreements or CIC Agreements are not eligible to participate in the Severance
Plan. Generally, designated employees are eligible to participate in the Severance Plan if they have completed at least one year of service with the Bank. The Severance Plan vests in each participant a contractual right to the benefits such participant is entitled to thereunder. Under the Severance Plan, in the event of a change in control of the Bank or the Company, eligible employees who are terminated from or terminate their employment within one year (for reasons specified under the Severance Plan), are entitled to receive a severance payment. If the participant, whose employment has terminated, has completed at least one year of service, the participant is entitled to a cash severance payment equal to the last two weeks of annual compensation immediately preceding a change-in-control for each year of service up to a maximum of 100% of annual compensation. Such payments may tend to discourage takeover attempts by increasing costs to be incurred by the Bank in the event of a takeover. In the event the provisions of the Severance Plan are triggered, the total amount of payments that would be due thereunder, based solely upon current salary levels, would be approximately $190,000. However, it is management's belief that certain of the Bank's employees would be retained in their current positions in the event of a change in control, and that any amount payable under the Severance Plan would be considerably less than the total amount that could possibly be paid under the Severance Plan.

Benefit Plans

         General. The Bank currently provides health care benefits to its employees, including hospitalization, major medical, dental, life and disability insurance, subject to certain deductibles and copayments by employees.

         Defined Benefit Pension Plan. The Bank sponsors a defined benefit pension plan for its employees (the "Pension Plan"). Salaried employees are eligible to participate in the Pension Plan following the completion of one year of service (1,000 hours worked during a continuous 12-month period) and attainment of 21 years of age. A participant must reach five years of service before attaining a vested interest in his or her retirement benefits, after which such participant is 100% vested. The Pension Plan is funded solely through contributions made by the Bank.

         The benefit provided to a participant at normal retirement age (generally age 65) is based on the average of the participant's basic annual compensation during the 36 consecutive months of service within the last 120 completed months of a participant's service which yields the highest average compensation ("average annual compensation"). Compensation for this purpose is the participant's basic annual salary, including any contributions through a salary reduction arrangement to a cash or deferred plan under Section 401(k) of the Code, but exclusive of overtime, bonuses, severance pay, or any special payments or other deferred compensation arrangements. The annual benefit provided to a participant, without offset for the participant's anticipated Social Security benefit, who retires at age 65 is equal to 2% of average annual compensation for each year of service up to a maximum of 30 years.

         The annual benefit provided to participants (i) at early retirement age (generally age 62) with five years of service who elect to defer the payment of their benefits to normal retirement age, (ii) at early retirement age with five years of service who elect to receive payment of their benefits prior to normal retirement age, or (iii) who postpone annual benefits beyond normal retirement age, are calculated basically the same as the benefits for normal retirement age, with annual average compensation being multiplied by 2% for each year of such individual's actual years of service. A participant eligible for early retirement benefits who does not meet the requirements set forth above will have his or her benefits adjusted as further described in the Pension Plan.

         The Pension Plan also provides for disability and death benefits.

         The following table sets forth, as of March 31, 1999, estimated annual pension benefits for individuals at age 65 payable in the form of a life annuity under the most advantageous plan provisions for various levels of compensation and years of service. The figures in this table are based upon the assumption that the Pension Plan continues in its present form and does not reflect offsets for Social Security benefits and does not reflect benefits payable under the ESOP. At March 31, 1999, the estimated years of credited service of Messrs. Florio, Richter and Blow were six, eight and two years, respectively.

                                         Pension Plan Table
                                      Years of Benefit Service
-----------------------------------------------------------------------------------------------------
   Final Average              15               20              25              30               35*
      Salary
-----------------------------------------------------------------------------------------------------
     $ 75,000               $22,500          $30,000         $37,500         $45,000          $46,875
-----------------------------------------------------------------------------------------------------
     $100,000               $30,000          $40,000         $50,000         $60,000          $62,500
-----------------------------------------------------------------------------------------------------
     $125,000               $37,500          $50,000         $62,500         $75,000          $78,125
-----------------------------------------------------------------------------------------------------
     $150,000               $45,000          $60,000         $75,000         $90,000          $93,750
-----------------------------------------------------------------------------------------------------
     $160,000               $48,000          $64,000         $80,000         $96,000         $100,000
-----------------------------------------------------------------------------------------------------

--------------------
* Assumes that participant had 30 or more years of Credited Service as of July 14, 1995.


         For the 1999 plan year, the Maximum Compensation, as per IRC Section 401(a)(17), is limited to $160,000. Maximum Benefit payable under the qualified plan for the 1999 plan year is $130,000.

Compensation Committee Report on Executive Compensation

         In fulfillment of SEC requirements for disclosure in proxy materials of the Compensation Committee's policies regarding compensation for executive officers, the committee has prepared the following report for inclusion in this proxy statement.

         Decisions on compensation of the Company's executives are made by the Compensation Committee of the Board (the "Committee"). Each member of the Committee is a non-employee director. The Committee believes that the actions of each executive officer have the potential to impact the short-term and long-term profitability of the Company. Consequently, the Committee places considerable importance on its task of designing and administering an executive compensation program.

         Compensation Policy. The Compensation Committee has developed an executive compensation policy designed to (i) offer competitive compensation to attract, motivate, retain and reward executive officers who are crucial to the long-term success of the Company; and (ii) encourage decision-making that maximizes long-term shareholder value. The Compensation Committee has sought to consider a multitude of factors establishing appropriate levels of compensation for executive officers, with no one factor clearly overshadowing all the others.

         The compensation package provided to the executive officers of the Company is composed principally of base salary and cash and stock-based incentive awards. Executive officers also participate in other benefit plans available to all eligible employees, including the ESOP.

         The Compensation Committee considers a variety of factors in determining executive compensation. These factors generally fall into two categories, those that relate to specific work performed and expected of the officer and those that relate to the Company, the Bank, the local business economic conditions and other general matters. In the former category, the Committee considers, among other factors, the level of responsibility of each officer; the expertise and skill level required to perform the position; satisfaction of prior period goals and objectives; length of service; the complexity of work that may be required in connection with strategic plans or special projects; and prior compensation history. In the latter category, the Committee considers, among other factors, the Company's earnings, capital and asset size; the results of government regulatory examinations; the Bank's regulatory ratings on safety and soundness as well as Community Reinvestment Act examinations; and performance and compensation programs of peer group banks.

         Employee benefit plans represent an important component of any compensation package. The defined benefit pension plan and health insurance benefits available to all employees, including executive officers, provide competitive benefits comparable to those available at other institutions. Stock-based compensation plans, including the ESOP, the 1998 Stock Option and Incentive Plan and the 1998 Recognition and Retention Plan, provide employees, including executive officers, with additional equity-based incentives to maximize long-term shareholder value. Cash bonuses are utilized to incent both executive officers and other employees in relation to specific projects or additional responsibilities.

         The Compensation Committee's decisions are discretionary and are based upon subjective factors. No mathematical or similar objective formula is utilized to determine any compensation package. The Compensation Committee believes that a competitive employee benefit package is essential to achieving the goals of attracting and retaining highly qualified employees.

         Chief Executive Officer. Total annual compensation paid to Carl A. Florio, President and Chief Executive Officer, for fiscal 1999 was $236,763 as detailed in the above compensation table and reflects a 8.2% increase from fiscal 1998. Mr. Florio was also granted 178,538 shares of restricted stock under the Company's 1998 Recognition and Retention Plan and 312,441 stock options under the Company's 1998 Stock Option and Incentive Plan. These awards were granted to Mr. Florio in recognition of future service to be provided. In determining total compensation paid to the Chief Executive Officer, including his benefits under the Benefit Restoration Plan, the Compensation Committee considered the factors discussed above and also considered a number of specific matters including stock-based compensation and benefit plans awarded or made available to chief executive officers of other newly-converted thrift institutions, the successful transition of the Bank from a mutual institution to the subsidiary of a public-traded holding company, and efforts to satisfactorily deploy the resulting new capital. In connection with its decision to adopt the Benefit Restoration Plan, the Compensation Committee considered the fact that Mr. Florio was continuing to work for the Company but was no longer earning benefits under the Company's retirement plan because of his length of service and salary level. The Benefit Restoration Plan was adopted to correct the unfairness of this situation.

         This report is included herein at the direction of the Compensation Committee members.

                                Joseph W. Phelan
                              Marilyn A. Herrington
                                  John E. Kelly

Compensation Committee Interlocks and Insider Participation

         Sidney D. Richter, Senior Vice President of the Company and the Bank, also serves as a director of Taconic Farms, Inc. Director Phelan, a member of the Compensation Committee of the Company and the Bank, also serves as the President of Taconic Farms, Inc., and Director Schram, Chairman of the Board of the Company and the Bank, also serves as a Vice President and Director of Taconic Farms, Inc.

Comparative Stock Performance Presentation

         Set forth below is a line graph comparing the cumulative total return on the Company's Common Stock to the cumulative total return of the Nasdaq Bank Index and the S&P 500 Index for each quarterly period from July 1, 1998 (the date the Company's Common Stock first reported on the Nasdaq Stock Market) through March 31, 1999. The presentation assumes $100 was invested on July 1, 1998 in the Company's Common Stock at a price of $10.00 per share, the subscription offering price in the Company's initial public offering.

       [GRAPHIC OMITTED -- GRAPH PLOTTED TO POINTS LISTED IN TABLE BELOW]

                                                 7/1/98           9/30/98         12/31/98          3/31/99
                                                 ------           -------         --------          -------
Hudson River Bancorp, Inc...........             $100.00          $101.25          $113.13          $109.38
S&P 500 Index.......................              100.00            89.70           108.42           113.46
Nasdaq Bank Index...................              100.00            81.58            86.58            82.46

         If the closing price of the Company's Common Stock on July 1, 1998 of $12.56 was utilized in the presentation above, the cumulative total return for the respective periods would be $80.60, $90.05 and $87.06.

Certain Transactions

         The Bank's policies do not permit the Bank to make loans to any of its Directors. Federal laws require that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. As of March 31, 1999, all outstanding loans to the Bank's executive officers were made in the ordinary course of business and on the same terms, including collateral and interest rates, as those prevailing at the time for comparable transactions with the general public, and do not involve more than the normal risk of collectiblity.

         The Chairman of the Board of Directors, Earl Schram, Jr., is President of the law firm of Connor, Curran & Schram P.C. ("Connor Curran"). Connor Curran serves as outside counsel to the Bank and performs various legal services for the Bank. During fiscal 1999, the Bank paid Connor Curran approximately $190,204 in fees for services rendered. Connor Curran also receives an indirect benefit from the Bank to the extent borrowers of the Bank engage Connor Curran to close their loans. Services provided by Connor Curran to the Bank are provided on terms comparable to those which are available to unaffiliated parties.

                 II. RATIFICATION OF THE APPOINTMENT OF AUDITORS

         The Board of Directors has renewed the Company's arrangement for KPMG LLP to be its auditors for the 2000 fiscal year, subject to the ratification of the appointment by the Company's shareholders. A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if he or she so desires.

         The Board of Directors recommends that shareholders vote "FOR" the ratification of the appointment of KPMG LLP as the Company's auditors for the fiscal year ending March 31, 2000.

                              SHAREHOLDER PROPOSALS

         In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Shareholders, any shareholder proposal to take action at such meeting must be received at the Company's executive office at One Hudson City Centre, Hudson, New York 12534 no later than March 14, 2000. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act of 1934, as amended. Otherwise, any shareholder proposal to take action at such meeting must be received at the Company's main office located at One Hudson City Centre, Hudson, New York 12534 by May 19, 2000; provided, however, that in the event that the date of the annual meeting is held before July 28, 2000, or after October 19, 2000, the shareholder proposal must be received not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which notice of the date of the annual meeting was mailed or public announcement of the date of such meeting was first made. All shareholder proposals must also comply with the Company's by-laws and Delaware law.

                                  OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement. However, if any other matter should properly come before the Meeting, it is intended that holders of the proxies will act in accordance with their best judgment.

         The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition, directors, officers and regular employees of the Company and/or the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

                                 REVOCABLE PROXY
                           HUDSON RIVER BANCORP, INC.


[X] PLEASE MARK VOTES
    AS IN THIS EXAMPLE


                         ANNUAL MEETING OF SHAREHOLDERS
                                 August 19, 1999

         The undersigned hereby appoints the Board of Directors of Hudson River Bancorp, Inc. (the "Company"), and its survivor, with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Shareholders (the "Meeting"), to be held on August 19, 1999, at the St. Charles Hotel and Restaurant located at 16 Park Place, Hudson, New York, at 3:00 P.M. Eastern Standard time, and at any and all adjournments thereof, as follows:

 I.       The election of the following
          directors for the terms specified
          (except as marked to the contrary below):

                                                   FOR      WITH-   FOR ALL
                                                            HOLD    EXCEPT

                                                  [   ]    [   ]    [   ]


         Earl Schram, Jr.     Carl A. Florio        William E. Collins


 INSTRUCTION: To withold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

 --------------------------------------------------------------

 II. The ratification of the appointment of KPMG LLP as independent auditors of the Company for the fiscal year ending March 31, 2000.
                                FOR       AGAINST      ABSTAIN
                               [   ]       [   ]        [   ]

In their discretion, the proxies are authorized to vote on any other business that may properly come before the Meeting or any adjournment thereof.

      The Board of Directors recommends a vote "FOR" the listed proposals.

         THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE PROPOSALS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.


          Please be sure to sign and date this Proxy in the box below.


                   ________________________________________
                                    Date

                   _________________________________________
                             Stockholder sign above

                   _________________________________________
                         Co-holder (if any) sign above

--------------------------------------------------------------------------------
    Detach above card, sign, date and mail in postage paid envelope provided.


                           HUDSON RIVER BANCORP, INC.


           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The shareholder may revoke this proxy by: (i) filing with the Corporate Secretary of the Company at or before the Meeting a written notice of revocation bearing a later date than the proxy; (ii) duly executing a subsequent proxy relating to the same shares and delivering it to the Corporate Secretary of the Company at or before the Meeting; or (iii) attending the Meeting and voting in person (although attendance at the Meeting will not in and of itself constitute revocation of a proxy).

         The above signed acknowledges receipt from the Company prior to the execution of this Proxy, of Notice of the Meeting and of a Proxy Statement dated on or about July 12, 1999.

         Please sign exactly as your name appears above on this card. When signing as attorney, executor, administrator, trustee, guardian or corporate officer please give your full title. If shares are held jointly, each holder should sign.

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          PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN
                       THE ENCLOSED POSTAGE-PAID ENVELOPE
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